Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (File Nos. 333-260072 and 333-261314) on Form N-2 of our report dated March 11, 2021, with respect to the consolidated financial statements and consolidated financial highlights of Portman Ridge Finance Corporation.

/s/ KPMG LLP

New York, New York
March 9, 2023